United States securities and exchange commission logo





                      April 18, 2022

       Jeffrey Miller
       Chief Financial Officer
       The Container Store Group, Inc.
       500 Freeport Parkway
       Coppell, TX 75019

                                                        Re: The Container Store
Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended April 3, 2021
                                                            File No. 001-36161

       Dear Mr. Miller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services